Exhibit 99.1

Impact of the COVID-19 Pandemic

Effects on Economy, Industry & Company

In December 2019, it was first reported that there had been an outbreak of a new coronavirus (“COVID-19”), and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. In an effort to reduce transmission of the virus, governments around the world initially implemented lock-downs and placed significant restrictions on travel and transportation, and consumers significantly reduced time spent out-of-home. COVID-19 also resulted in volatile economic conditions, business disruptions across the globe and reductions in consumer spending. COVID-19’s extensive impact on the overall economy and on the global advertising market in particular has had a significant adverse impact on our business.

Starting in March 2020, we observed lock-downs limiting the behavior and movement of consumers and target audiences, which caused a significant decrease in out-of-home audience metrics indicating a reduction in consumer advertising display engagement; a sharp decline in customer bookings as customers deferred advertising buying decisions and reduced marketing spend; an unprecedented level of requests to defer, revise or cancel sales contracts as customers sought to conserve cash; and customers forced to close their businesses temporarily or permanently. As lock-downs and restrictions lifted, the negative impacts of COVID-19 began to lessen during the last weeks of the second quarter, and we saw an increase in mobility, traffic and other out-of-home metrics. During the third quarter, out-of-home metrics, travel patterns, consumer behavior and economic activity improved to varying degrees across our global platform but remained significantly below historic norms. However, the resurgence in COVID-19 cases during the fourth quarter caused certain restrictions to be reinstated, causing the positive momentum to slow down and, in some cases, be reversed. Additionally, new mobility restrictions in European countries created significant volatility in our Europe segment booking activity. As a result, we expect the year-over-year decline in Europe segment revenue for the fourth quarter of 2020 to be greater than the year-over-year decline for the third quarter of 2020, but we expect to report positive Segment Adjusted EBITDA for the Europe segment in the fourth quarter 2020.

In December 2020, it was announced that several COVID-19 vaccines had been authorized by certain national regulatory authorities, including the Centers for Disease Control and Prevention (“CDC”) and the Food and Drug Administration in the U.S., and the first vaccines were administered. It is expected that more vaccines will be authorized and rolled-out over the coming months as large clinical trials are completed. Still, the duration and severity of the effects of the pandemic, which is still ongoing as of the date of this offering memorandum, continue to evolve and remain unknown. Additionally, it remains unclear when we will see stabilized out-of-home metrics translate into a return to typical out-of-home advertising buying levels.

Company Response

In response to the pandemic, we have used our advertising inventory to facilitate messages of support to medical teams, first responders, delivery professionals, food service workers and many other key workers in all parts of the world; to provide support to governments in helping remind citizens to observe restrictions and how to stay safe; and to shine a light on essential businesses that remained open during the pandemic.

Additionally, in the U.S., we are working to bolster our customers’ COVID-19 recovery by offering proven market-ready solutions, grounded in data insights and designed to help businesses nationwide reopen, rally and recover. As part of our ongoing commitment to local and national business owners, we are sharing these resources with marketers and media buyers via a new dynamic hub of solutions—“The COVID-19 Recovery Resource Center.” This online resource gives business owners and brand marketers access to curated solutions, including reports on COVID-influenced behavioral changes, strategic marketing and creative ideas to engage with consumers and tell brand stories in a post-pandemic environment, the latest research and case studies on our proven ability to drive in-store visits and impact consumer behavior even during a crisis, and access to our curated creative galleries that share how advertisers have responded to the crisis, providing proactive ideas for messaging and design. Moreover, these resources include an analysis of COVID-impacted changes to audience travel patterns and behaviors identified through RADAR. We will continue adding marketing and advertising resources to the Recovery Resource Center as the country continues to reopen, businesses rebuild, and new consumer insights become available through our robust ecosystem of partnerships and industry-leading technologies.

Implementation of Cost-Savings Initiatives and Targeted Liquidity Measures

Since the onset of the pandemic, we have taken and continue to take various measures to preserve and strengthen our financial flexibility, including contract renegotiations with landlords and municipalities to better align fixed site lease expenses with reductions in revenue; reductions in salaries, bonuses and employee hours; hiring freezes, furloughs and reductions in headcount; application for European governmental support and wage subsidies; reduction of certain discretionary expenses; and deferral of capital expenditures, site lease and other payments to optimize working capital levels. During the nine months ended September 30, 2020, we also took certain targeted measures to increase our liquidity, including borrowing $150.0 million under our Revolving Credit Facility, amending our credit agreement governing our Senior Secured Credit Facilities (the “Senior Secured Credit Agreement”) to suspend the springing financial covenant through June 2021 and delay the scheduled financial covenant step-down, and issuing $375.0 million aggregate principal amount of CCIBV Senior Secured Notes through our indirect wholly-owned subsidiary. Our rent abatements and governmental support received during the nine months ended September 30, 2020, included the following:

•	reductions of rent expense on lease and non-lease contracts due to negotiated rent abatements of $53.1 million. Negotiated deferrals of rent payments did not result in a reduction of rent expense; and

•	receipt of European governmental support and wage subsidies in response to COVID-19 of $14.7 million, which has been recorded as a reduction in compensation and rent costs.

In September 2020, we committed to a restructuring plan for our international divisions to reduce headcount in Europe and Latin America. We commenced consultations with works councils, employee representatives, unions and other relevant organizations where relevant regarding the intended reduction in force and related cost reduction and restructuring actions. We initially expected to finalize the plans and make relevant announcements to employees on a country by country basis, with an expectation that the majority of all such announcements would be completed by the end of 2020. Due to the evolving nature of COVID-19 impacts and the complexity of executing such a plan, we did not complete the majority of the announcements in Europe by the end of 2020. We now expect to continue making employee announcements during 2021, and expect to substantially complete the plan by the first half of 2022. We previously disclosed an estimate of charges in the range of approximately $21 million to $24 million, and annualized pre-tax cost savings of $20 million. As a result of the delay in the Europe portion of the plan, we are unable to estimate the total charges or anticipated cost savings with certainty at this time. The Latin America portion of the plan was substantially completed in the third quarter of 2020. As of September 30, 2020, we had incurred approximately $3.6 million in charges related to this restructuring plan. The restructuring charges primarily consist of one-time termination benefits, including severance and other associated costs. Actual final charges pursuant to these plans may be materially different from our estimates, and there is no guarantee that we will achieve the cost savings that we expect.

In addition, during the third quarter of 2020, we incurred $1.7 million in charges pursuant to a separate plan to reduce headcount in our Americas segment, with expected annualized pre-tax cost savings of approximately $7 million. This plan was completed during the fourth quarter of 2020.

In conjunction with these plans, we incurred charges of $1.9 million related to Corporate operations. We expect annualized pre-tax cost savings of approximately $5 million with limited further charges related to Corporate operations, which we anticipate will be paid over the same time frame as the Europe portion of the international plan.

The duration and severity of COVID-19’s impacts continue to evolve and remain unknown. As such, we will consider expanding, refining or implementing further changes to our existing restructuring plans or implementing new restructuring plans to reduce headcount as circumstances warrant. Actual final charges pursuant to these plans may be materially different from our estimates, and there is no guarantee that we will achieve the cost savings that we expect.

Looking Forward

Although COVID-19 had significant adverse effects on our results for 2020, the trends that we saw during the year were at times encouraging and demonstrated the resilience of our business. As audiences returned, our advertisers returned as well. While we expect the near term to remain challenging, we believe that the underlying fundamentals of our industry and our business, the strength of our portfolio and the strategic steps we have taken to bolster our financial position will continue to support our long-term strategies. We expect to continue exploring creative opportunities to reduce costs while remaining focused on winning new business and building out our network as we believe we are well-positioned to capitalize on improving trends. With our distinct media offering, our continued investment in technology, and our strong customer relationships, we believe we have a stable path back to growth.

Recent Developments

Our audited financial statements for the year ended December 31, 2020 are unavailable at this time because our financial closing procedures are not yet complete. However, our results will be adversely impacted by the COVID-19 pandemic.

Set forth below are preliminary unaudited estimates of selected financial information for the year ended December 31, 2020 and actual financial results for the year ended December 31, 2019 (unaudited with respect to segment information). Our audited consolidated financial statements for the year ended December 31, 2020 are not yet available. We have provided ranges, rather than specific amounts, for the preliminary unaudited estimates of the financial information described below primarily because our financial closing procedures for the year ended December 31, 2020 are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the estimates set forth in this offering memorandum as a result of new information, future events or otherwise, except as otherwise required by law. These estimates may differ from actual results. Actual results remain subject to the completion of our quarter-end closing process, which includes a final review by our management and audit committee. During the course of the preparation of the financial statements and related notes and our final review, additional items that require material adjustments to the preliminary financial information presented below may be identified. Therefore, you should not place undue reliance upon these preliminary financial results. See the sections titled “Risk Factors” and “Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary unaudited estimates of our financial results presented below and the actual financial results we will report for the year ended December 31, 2020.

	Year Ended December 31,
		2020 (preliminary unaudited estimate)
	2019	Low	High
(Dollars in millions)	(unaudited)
Revenue:
Americas	$1,273.0	$972.0	$982.0
Europe	$1,111.8	$789.4	$819.4

Segment Adjusted EBITDA:
Americas	$510.1	$315.2	$325.2
Europe	$142.6	$(69.9)	$(39.9)

Corporate Expense	$(144.3)	$(132.4)	$(142.4)
Adjusted Corporate Expense(1)	$(100.8)	$(108.4)	$(112.4)

Capital Expenditures	$232.5	$119.2	$129.2

Cash and cash equivalents (at period end)	$398.9	$784.3	$786.3

(1)	Adjusted Corporate Expense is a non-GAAP financial measure. Set forth below is a reconciliation of Corporate Expense to Adjusted Corporate Expense.

	Year Ended December 31,
		2020 (preliminary unaudited estimate)
	2019	Low	High
(Dollars in millions)	(unaudited)
Corporate Expense	$(144.3)	$(132.4)	$(142.4)
Restructuring and other costs	27.7	12.0	15.0
Share-based compensation	15.8	12.0	15.0

Adjusted Corporate Expense	$(100.8)	$(108.4)	$(112.4)

We expect our operations in Latin America will not meaningfully impact our results of operations for the three months ended December 31, 2020. Our Latin America business represented ($9.5) million and $12.6 million of Other Segment Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, respectively.

The preliminary revenue estimates for the year ended December 31, 2020 presented above have been prepared by, and is the responsibility of, management. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to such preliminary information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.